Exhibit 99.4

CONSENT OF AMBASSADOR FINANCIAL GROUP, INC.

We hereby consent to the inclusion of our opinion letter to the Board of Directors of The Scottdale Bank & Trust Company as an Annex B to the proxy statement/prospectus included in the Registration Statement on Form S-4 filed by Mid Penn Bancorp, Inc. with the Securities and Exchange Commission relating to the proposed merger of The Scottdale Bank & Trust Company with and into Mid Penn Bank, a wholly owned subsidiary of Mid Penn Bancorp, Inc., pursuant to the Agreement and Plan of Merger dated March 29, 2017, by and among Mid Penn Bancorp, Inc., Mid Penn Bank and The Scottdale Bank & Trust Company, and to the references to our firm and such opinion letter contained in the proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Ambassador Financial Group, Inc.

/s/ Ambassador Financial Group, Inc.

Allentown, Pennsylvania

August 17, 2017